Exhibit 4.1

AMENDMENT NO. 3 TO RIGHTS AGREEMENT

This Amendment No. 3 to Rights Agreement (this “Amendment”) is entered into as of January 6, 2006 (to become effective on the date set forth in Section 5.0 of this Amendment), between WATER PIK TECHNOLOGIES, INC., a Delaware corporation (the “Company”), and MELLON INVESTOR SERVICES LLC, a New Jersey limited liability company (the “Rights Agent”), and amends the Rights Agreement dated as of November 12, 1999, between the Company and the Rights Agent, as amended by Amendment No. 1 to Rights Agreement dated as of December 28, 2000 and by Amendment No. 2 to Rights Agreement dated as of June 11, 2004 (the “Rights Agreement”).

WHEREAS, the Company desires to amend the Rights Agreement to prevent certain Persons acting with the approval of the Board of Directors of the Company to acquire all of the equity interests in the Company from becoming Acquiring Persons; and

WHEREAS, this Amendment is entered into pursuant to Section 27 of the Rights Agreement prior to the time that any Person, to the knowledge of the Company, has become an Acquiring Person.

NOW, THEREFORE, in consideration of the premises and the mutual agreements herein set forth, the parties hereto agree as follows:

1.0  Defined Terms.  Terms defined in the Rights Agreement and used and not otherwise defined herein shall have the meanings given to them in the Rights Agreement.

2.0  Additional Definitions.  Section 1 of the Rights Agreement is hereby further amended to add the following definitions, which shall be inserted into Section 1 in alphabetical order:

“Merger Agreement” shall mean the Agreement and Plan of Merger made and entered into as of January 5, 2006, by and among Merger Parent, Merger Sub, and Company.

“Merger Parent” shall mean Coast Acquisition Corporation, a Delaware corporation.

“Merger Sub” shall mean Coast Merger Corporation, a Delaware corporation and wholly-owned subsidiary of Merger Parent.

3.0  Amendment of Section 7.    Paragraph (a) of Section 7 of the Rights Agreement is amended by deleting the word “or” immediately preceding clause (iii) thereof and by adding the following new phrase immediately following clause (iii) thereof: “or (iv) immediately prior to the Effective Time (as defined in the Merger Agreement). “

4.0  Addition of a New Section 34. The Rights Agreement is amended by adding a Section 34 thereof which shall read as follows:

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“Section 34.  Exception For Merger Agreement.  Notwithstanding any provision of this Agreement to the contrary, neither an event described in Section 11(a)(ii), an event described in clauses (a), (b), or (c) of Section 13, a Distribution Date, nor a Shares Acquisition Date shall be deemed to have occurred, none of Merger Parent, Merger Sub or any of their Affiliates or Associates shall be deemed to have become an Acquiring Person, and no holder of any Rights shall be entitled to exercise such Rights under, or be entitled to any rights pursuant to, any of Sections 3(a), 7(a), 11(a) or 13 of this Agreement, in any such case by reason of (a) the approval, execution or delivery of the Merger Agreement or any amendments thereof, or (b) the commencement or, prior to termination of the Merger Agreement, the consummation of any of the transactions contemplated by the Merger Agreement, including the Merger (as defined in the Merger Agreement).”

5.0 Effectiveness.  This Amendment shall be deemed effective as of the time immediately prior to the signing of the Merger Agreement.  Except as amended hereby, the Rights Agreement shall remain in full force and effect and shall be otherwise unaffected hereby.

6.0 Miscellaneous.  This Amendment shall be deemed to be a contract made under the laws of the State of Delaware and for all purposes shall be governed by and construed in accordance with the laws of such state.  This Amendment may be executed in any number of counterparts, each of such counterparts shall for all purposes be deemed an original and all such counterparts shall together constitute but one and the same instrument.  If any term, provision, covenant or restriction of this Amendment is held by a court of competent jurisdiction or other authority to be invalid, illegal, or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Amendment shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment No. 3 to the Rights Agreement to be duly executed and attested, all as of the day and year first above written.

Attest:		WATER PIK TECHNOLOGIES, INC.

By:	/s/ Richard D. Tipton	By:	/s/ Michael P. Hoopis

Name:	Richard D. Tipton	Name:	Michael P. Hoopis
Title:	Vice President, General Counsel	Title:	President and CEO
and Secretary

Attest:		MELLON INVESTOR SERVICES LLC

By:	/s/ Sharon Knepper	By:	/s/ John Castellanos

Name:	Sharon Knepper	Name:	John Castellanos
Title:	Vice President	Title:	Vice President

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